Exhibit 10.6

                         SEVERANCE AGREEMENT
                         -------------------

     THIS SEVERANCE AGREEMENT (the "Agreement") is entered into as of the 19th day of June, 2001, by and between J. MICHAEL BODNAR (hereinafter "Bodnar") and SHONEY'S, INC., a Tennessee corporation (hereinafter the "Company").


                         W I T N E S S E T H:
                         --------------------

     WHEREAS, Bodnar has been employed by the Company as President and Chief Executive Officer; and

     WHEREAS, Bodnar and the Company are parties to that certain Management Retention Agreement (the "Management Retention Agreement"), dated as of June 14, 2000, and that certain Letter Agreement (the "Letter Agreement"), dated as of December 28, 2000; and

     WHEREAS, the Company has determined to terminate Bodnar's employment relationship with the Company and the Company and Bodnar desire to effect such termination in an amiable manner; and

     WHEREAS, it is the desire of Bodnar and the Company to enter into this Agreement to formally terminate the Management Retention Agreement and the Letter Agreement and to resolve all matters arising out of or related to Bodnar's employment with the Company and the termination of his employment with the Company;

     NOW, THEREFORE, for and in consideration of the mutual covenants and promises contained herein, the parties hereby agree as follows:

     1. Termination of Employment, Management Retention Agreement and Letter Agreement; Resignations. This confirms that Bodnar's employment with the Company is terminated effective June 19, 2001. This Agreement supersedes each of the Management Retention Agreement and the Letter Agreement, each of which is hereby wholly terminated and cancelled as of the date of this Agreement. The respective rights and obligations of the parties shall be governed hereafter by the terms of this Agreement. In addition. Bodnar hereby resigns, effective immediately, as a member of the Company's Board of Directors and as a director and officer of each of the Company's subsidiaries.

     2. Severance Pay.   The Company will pay Bodnar severance pay of Five
Hundred Thousand and 00/100 Dollars ($500,000.00), which shall be payable over 104 weeks at the rate of $4,807.69 per week, effective the week ending June 22, 2001, in accordance with Employer's regular payroll policies; provided, however, that in the event of a "Change in Control" as that term was defined in the Management Retention Agreement, all then unpaid sums due pursuant to this



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paragraph shall be immediately due and payable.

     3. Stock Options. As of the date of Bodnar's resignation, Bodnar had no options to purchase shares of the Company's common stock that were vested. Accordingly, Bodnar hereby relinquishes any right to exercise any rights or options that he has to purchase the Company's common stock. The terms and provisions of this Agreement shall supersede and control over any of the terms and provisions of any agreement between Bodnar and the Company with respect to any options to purchase the Company's common stock.

     4. Benefits and Other Matters.

        4.1. Upon payment of the appropriate premiums, Bodnar will have the right to continue his participation in the Company's group health coverage plan under the applicable COBRA regulations.

        4.2. Bodnar will be reimbursed for any out-of-pocket expenses incurred through June 19, 2001 in accordance with the Company's travel and entertainment reimbursement guidelines, provided, however, that request for reimbursement is made by July 15, 2001.

        4.3. Within ten (10) days after execution of this Agreement, Bodnar will be paid for any accrued and unused vacation for 2001.

     5. Covenants.

        5.1. Bodnar agrees not to disclose to any person (other than to any person specifically authorized by the Board of Directors of the Company) any confidential information concerning the Company or any of its subsidiaries or affiliates, including, but not limited to, strategic plans, contract terms, financial costs, pricing terms, sales data or business opportunities whether for existing, new or developing businesses.

        5.2 Bodnar agrees that, until June 19, 2002, he will not engage in, own, manage, operate, control, or participate in any food service business that conducts or franchises activities which are the same as or similar to the restaurant concepts and operations of the Company as an employer, employee, principal, partner, director, agent or otherwise, directly or indirectly, anywhere in the United States of America. This time period shall be extended by any period of noncompliance with this covenant not to compete.

        5.3 Bodnar and the Company acknowledge and agree that any of the covenants contained in this Section 5 may be specifically enforced through injunctive relief but such right to injunctive relief shall not preclude the Company from other remedies which may be available to it.

     6. Publicity.



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        6.1. At any time following the date hereof, Bodnar shall not make any statements, comments or take any actions detrimental to the interests of the Company, its officers or directors. To the extent that the foregoing prohibition might be applicable, it is not intended to prevent Bodnar from giving testimony pursuant to compulsory process of law.

        6.2. At any time following the date hereof, the Company shall not make any public statements, announcements or disclosures, except as may be required by law, of any information detrimental to Bodnar. The determination whether any disclosure is required by law shall be made by the Company in its sole discretion.

     7. Certain Remedies. In addition to any other remedies that the parties may have at law or in equity, Bodnar and the Company agree that, in the event of a breach by Bodnar of the provisions of Section 5.1, Section 5.2 or
Section 6.1 hereof, damages to the Company would be difficult to determine and, in the event of such breach by Bodnar, the Company shall be released from its obligation to make any further payments to Bodnar under Section 2 hereof and its obligations under Section 6.2 hereof.

     8. Release. Bodnar hereby releases and forever discharges the Company, each of its subsidiary corporations and each of their respective directors, officers, agents and employees from all claims, demands, rights and causes of action of any kind that Bodnar has or hereafter may have, known or unknown, on account of or in any way arising out of or related to the Management Retention Agreement, the Letter Agreement, Bodnar's employment with the Company or the termination of Bodnar's employment with the Company. This release includes, but is not limited to, claims based upon contract, tort as well as those arising under federal, state or local law, regulation, or policy or concerning worker's compensation or prohibiting employment discrimination based on age, including the Age Discrimination in Employment Act, or discrimination based on race, sex, national origin, religion, disability, wrongful termination of employment, or any claim growing out of or based on other statutes or legal restrictions on the Company's rights to terminate its employees. The consideration set forth in this Agreement is accepted by Bodnar in full compromise, settlement and satisfaction of all claims, damages, rights and causes of action that Bodnar allegedly may have based upon, arising out of, related to or in conjunction with his employment
with the Company or the termination of that employment.   This release,
however, is not intended to release any rights that Bodnar has or may have to indemnification pursuant to law or pursuant to the Company's charter or by-laws or any rights that he has or may have to make claims under the Company's policy of directors' and officers' liability insurance.

     9. Certain Acknowledgements. Bodnar agrees that the Company has not breached any oral or written contract that may have existed between Bodnar and the Company with respect to his employment or termination of employment with the Company nor has the Company violated any law, statute, rule regulation or ordinance of any governmental authority relating to employment. Bodnar acknowledges that the severance payments and other consideration paid hereunder can not and shall not be construed as any admission of liability or wrongdoing on the part of the Company.



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     10. Covenant Not to Sue. In consideration of the covenants and agreements contained herein, the Company, on its behalf and on behalf of each of its subsidiary corporations, subject to the second sentence of this
Section 10, hereby covenants not to sue or to assert any claim against Bodnar for, relating to or arising out of any claim, action, controversy, damage, cause of action, liability, obligation, cost, loss or demand of any nature whatsoever, whether known, unknown, suspected or unsuspected, contingent or certain, on account of or in any way arising out of any events or any activities occurring before the date of this agreement. This covenant is intended to be given the broadest construction allowed by law; provided, however, that it shall not apply to: (1) any derivative action in which a court ultimately adjudges Bodnar liable to the corporation; (2) any action for indemnification or contribution brought by the Company against Bodnar based upon a claim against the Company by a third party for Bodnar's personal actions where Bodnar has been adjudged individually liable for those actions; and (3) any fraud on the part of Bodnar.

     11. Nonassignability. The rights of Bodnar under this Agreement are not transferable otherwise than by will or the laws of descent and distribution. No assignment, pledge, anticipation or attachment of any of the benefits under this Agreement shall be valid or recognized by the Company.

     12. Company Property/Correspondence. Bodnar shall immediately return the following to the Company:

        (a) Any company credit card in his possession;
        (b) Any coupons or discount cards for use at any of the Company's facilities that are in his possession; and
        (c) Any other company property in his possession.

     13. Withholding. All cash payments and issuance of stock to Bodnar shall be subject to any applicable federal, state or local withholding tax or information reporting requirements. Any such withholding shall be at the minimum rate required. In the event that Bodnar and the Company do not agree on the amount or method of any required withholding, such matter shall be referred to the Company's independent public accountants for resolution. The decision of such independent public accountants shall be binding on all parties unless Bodnar, at his sole expense, shall obtain an appropriate ruling from the Internal Revenue Service.

     14. Validity of Provisions. Whenever possible, each provision and term of this Agreement shall be interpreted in such manner as to be valid and enforceable, provided, however, that in the event any provision or term of this Agreement should be determined to be invalid or unenforceable, all other provisions and terms of this Agreement and the application thereof to all persons and circumstances subject thereto shall remain unaffected to the extent permitted by law. If any application of any provision or term of this Agreement to any person or circumstances should be determined to be invalid or unenforceable, the application of such provision or term to other persons and circumstances shall remain unaffected to the extent permitted by law.



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     15. Construction.  This Agreement shall be governed by the laws of the
State of Tennessee. As herein used, the singular number shall include the plural, and the plural the singular, unless the context would fairly not admit of such construction. Section or paragraph headings are employed herein solely for convenience of reference, and such headings shall not be used in construing any term or provisions of this instrument. References herein to a "section" shall refer to the appropriately numbered section of this Agreement unless specific reference is made to another instrument or document.

     16. Entire Agreement/Binding Effect. This Agreement contains the entire agreement between the parties hereto and there are no representations, inducements, promises, agreements, arrangements or undertakings, oral or written, between the parties other than those set forth herein. No agreement of any kind relating to the matters covered by this Agreement shall be binding upon either party unless and until the same is made in writing and executed by both parties. This Agreement shall be binding upon the Company, its successors and assigns, and upon Bodnar, his heirs, representatives, successors and assigns.

     17. Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute one and the same instrument.

     18. Captain D's Guaranty. Captain D's, Inc., a wholly-owned subsidiary of the Company, has joined this Agreement for the purpose of guaranteeing those obligations of the Company to Bodnar under Section 2 of this Agreement and does hereby guarantee those obligations of the Company under Section 2 of this Agreement.

     19. Acknowledgement of Opportunity to Consider and Review Agreement. The Company acknowledges that Bodnar is entitled and has been given the opportunity to take twenty-one (21) calendar days from June 19, 2001, to consider this Agreement and may use as much of the twenty-one (21) day period as Bodnar wishes prior to signing. Bodnar is strongly encouraged by the Company to consult, and Bodnar acknowledges that, prior to entering into this Agreement, he has consulted with legal counsel with respect to this Agreement. Bodnar further acknowledges that Bodnar has entered into this Agreement voluntarily and of his own free will.

     20. Revocation of Agreement. Bodnar may, within seven (7) calendar days following the execution of this Agreement, revoke it. To revoke this Agreement, a written notice of revocation must be delivered to Chairman, 1727 Elm Hill Pike, Nashville, Tennessee 37210 before the close of business on the seventh calendar day after signing of this Agreement.


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                     SIGNATURES APPEAR ON FOLLOWING PAGE



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     IN WITNESS WHEREOF, the parties have executed this Agreement, the corporate party by its duly authorized officer, as of the day and year first above written.

     BODNAR ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT.

     PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ANY AND ALL KNOWN AND UNKNOWN CLAIMS.

                                      SHONEY'S, INC.



                                      By: /s/ William M. Wilson
                                         -----------------------------------

                                      Title: Chairman of the Board
                                            --------------------------------



                                      For the limited purpose
                                            set forth in Section 18
                                      CAPTAIN D'S, INC.



                                      By: /s/ V. Michael Payne
                                         -----------------------------------

                                      Title: Vice President
                                            --------------------------------



                                      /s/ J. Michael Bodnar
                                      --------------------------------------
                                      J. MICHAEL BODNAR
                                      Date signed: 6/28/01
                                                   -------------------------







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